AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 18, 1999.
                                                  REGISTRATION NO. 333-______
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------
                                    FORM S-3
                        REGISTRATION STATEMENT UNDER THE
                             SECURITIES ACT OF 1933
                            ------------------------
                           CORNELL CORRECTIONS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

              DELAWARE                                        76-0433642
   (STATE OR OTHER JURISDICTION OF                         (I.R.S. EMPLOYER
   INCORPORATION OR ORGANIZATION)                        IDENTIFICATION NO.)
                                                           STEVEN W. LOGAN
                                                PRESIDENT AND CHIEF EXECUTIVE OFFICER
  1700 WEST LOOP SOUTH, SUITE 1500                 1700 WEST LOOP SOUTH, SUITE 1500
        HOUSTON, TEXAS 77027                             HOUSTON, TEXAS 77027
           (713) 623-0790                                   (713) 623-0790
  (ADDRESS, INCLUDING ZIP CODE, AND
          TELEPHONE NUMBER,               (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE
INCLUDING AREA CODE, OF REGISTRANT'S                           NUMBER,
    PRINCIPAL EXECUTIVE OFFICES)              INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                WITH A COPY TO:
                                MARCUS A. WATTS
                            LOCKE LIDDELL & SAPP LLP
                                   600 TRAVIS
                              HOUSTON, TEXAS 77002
                                 (713) 226-1200
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement, as determined by market conditions.
     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------
                        CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------------------------
TITLE OF EACH CLASS OF SECURITIES TO    PROPOSED MAXIMUM AGGREGATE
            BE REGISTERED                 OFFERING PRICE(1)(2)(3)     AMOUNT OF REGISTRATION FEE
-------------------------------------------------------------------------------------------------
Debt Securities......................
Common Stock, par value $.001 per
  share(4)...........................
Series A Junior Participating
  Preferred Stock                              $350,000,000                     $97,300
  Purchase Rights (currently traded
  with
  Common Stock)......................
Preferred Stock, par value $.001 per
  share..............................
=================================================================================================

(1) Includes such indeterminate principal amount of Debt Securities and such indeterminate number of shares of Common Stock and Preferred Stock as may from time to time be issued at indeterminate prices, with an aggregate public offering price not to exceed $350,000,000.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457.

(3) Such amount represents (a) the principal amount of any Debt Securities issued at their principal amounts, (b) the issue price rather than the principal amount of any Debt Securities issued at an original issue discount, (c) the amount computed pursuant to 457(c) for any Common Stock and (d) the issue price of any Preferred Stock.

(4) Also includes such indeterminate number of shares of Common Stock as may be issued upon conversion of or exchange for any Debt Securities or Preferred Stock that provide for conversion or exchange into Common Stock.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

                 SUBJECT TO COMPLETION, DATED NOVEMBER 18, 1999
PROSPECTUS

                                  $350,000,000

                            CORNELL CORRECTIONS, INC.

                                 DEBT SECURITIES
                                  COMMON STOCK
                                 PREFERRED STOCK

                           ---------------------------

     We will offer from time to time debt securities, common stock or preferred stock. We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest. You should also read the documents we have referred you to in the section called "Where You Can Find More Information" in this prospectus for information about us and for financial statements.

     Our common stock is traded on the New York Stock Exchange under the symbol "CRN." Any common stock sold under a supplement to this prospectus will be listed on the New York Stock Exchange. If we decide to list any of the debt securities or the preferred stock on any exchange or market, the related prospectus supplement will disclose the exchange or market.

                          ---------------------------

     YOU SHOULD CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE 5 IN THIS PROSPECTUS.

                          ---------------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                          ---------------------------

                                            , 1999

                               TABLE OF CONTENTS

                                        PAGE
                                        ----

About This Prospectus................     2

Where You Can Find More
  Information........................     3

Cornell Corrections..................     4

Consolidated Ratios of Earnings to
  Fixed Charges......................     4

Risk Factors.........................     5

Use of Proceeds......................    11

Description of Debt Securities.......    12

Description of Common Stock..........    19

Description of Preferred Stock.......    23

Plan of Distribution.................    24

Legal Matters........................    25

Experts..............................    25

                             ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a "shelf" registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $350,000,000.

     This prospectus provides you with a general description of the securities we may offer. Each time we offer our securities, we will provide you with a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. Before you invest in our securities, you should read both this prospectus and any prospectus supplement together with all additional information described under the heading "Where You Can Find More Information."

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You can inspect and copy the registration statement on Form S-3, of which this prospectus is a part, as well as reports, proxy statements and other information filed by us, at the public reference room maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional public reference rooms of the Commission: 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You can call the Commission at 1-800-SEC-0330 for information regarding the operations of its public reference rooms. The Commission also maintains a World Wide Web site at http://www.sec.gov, which contains reports, proxy and information statements, and other information regarding registrants, like us, that file electronically.

     Our common stock is listed on the New York Stock Exchange. Our reports, proxy statements and other information can also be inspected at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

     The Commission allows us to "incorporate by reference" into this prospectus certain information that we file with it, which means that we can disclose important information to you by referring you to documents on file or to be filed with the Commission. The information incorporated by reference is an important part of this prospectus, and information that we file later with the Commission will automatically update and replace this information. Therefore, before you decide to invest in a particular offering of ours under this shelf registration, you should always check for information we may have filed with the Commission after the date of this prospectus. We incorporate by reference the documents listed below and any future filings we make with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we have sold all of the securities that we have registered.

    o  Annual Report on Form 10-K for the fiscal year ended December 31, 1998;

    o Quarterly Reports on Form 10-Q for the quarters ended March 31, 1999, June 30, 1999 and September 30, 1999;

    o Description of Common Stock set forth under the caption "Item 1. Description of Registrant's Securities to be Registered" on Form 8-A filed November 24, 1998; and

    o  Description of Rights set forth under the caption "Item 1.
       Description of Registrant's Securities to be Registered" on Form 8-A filed November 24, 1998.

     You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

                  Cornell Corrections, Inc.
                  1700 West Loop South, Suite 1500
                  Houston, Texas 77027
                  Attention: Corporate Secretary
                  Telephone: (713) 623-0790

     You should rely only on the information contained or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with any information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

                              CORNELL CORRECTIONS

     Cornell Corrections is one of the leading providers of privatized correctional, detention and pre-release services in the United States based on total offender capacity. We are the successor to entities that began developing secure institutional correctional and detention facilities in 1984, pre-release facilities in 1977 and juvenile facilities in 1973. We have significantly expanded our operations through new contract awards, facility expansions and acquisitions.

     As of September 30, 1999, we had contracts to operate 56 facilities in 12 states and the District of Columbia with a total offender capacity of 13,063. Our residential facilities had a total offender capacity of 11,395 beds, with 53 facilities in operation. In addition, since September 30, 1999, we have announced the acquisition of various assets of Interventions and BHS Consulting Corporation which increased our offender capacity by 1,750 to an aggregate total offender capacity of 14,813. For the nine months ended September 30, 1999, our revenues were $127.3 million, representing an increase of 46.5% from $86.9 million for the nine months ended September 30, 1998.

     Our principal executive offices are located at 1700 West Loop South, Suite 1500, Houston, Texas 77027, and our telephone number is (713) 623-0790.

                CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES

     Our consolidated ratios of earnings to fixed charges for the periods indicated are as follows:

                                                                                                NINE MONTHS
                                                      YEAR ENDED DECEMBER 31,                      ENDED
                                       -----------------------------------------------------   SEPTEMBER 30,
                                         1994       1995       1996       1997       1998          1999
                                       ---------  ---------  ---------  ---------  ---------   -------------
Ratios of earnings to fixed charges
  (1) (2)............................     --         --         --           2.70x      1.98x       1.87x

------------

(1) In computing the ratio of earnings to fixed charges, (a) earnings have been based on income from continuing operations before income taxes and fixed charges (exclusive of interest capitalized) and (b) fixed charges consist of interest expense (including amounts capitalized) and the estimated interest portion of rents.

(2) As a result of the net losses in 1994, 1995 and 1996, earnings did not cover fixed charges for those years by $499,000, $989,000 and $2,304,000, respectively.

                                  RISK FACTORS

     BEFORE YOU INVEST IN OUR SECURITIES, YOU SHOULD UNDERSTAND THAT SUCH AN INVESTMENT INVOLVES VARIOUS RISKS, INCLUDING THOSE DESCRIBED BELOW. YOU SHOULD CAREFULLY CONSIDER THESE RISK FACTORS AS WELL AS ALL OF THE OTHER INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND ANY PROSPECTUS SUPPLEMENT BEFORE YOU DECIDE TO INVEST IN OUR SECURITIES.

     WE HAVE MADE "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF SECTION
27A OF THE SECURITIES ACT OF 1933 AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934 IN THIS PROSPECTUS, AND IN THE DOCUMENTS THAT ARE INCORPORATED BY REFERENCE. THOSE FORWARD-LOOKING STATEMENTS ARE SUBJECT TO VARIOUS RISKS AND UNCERTAINTIES. THE WORDS "ANTICIPATE," "BELIEVE," "ESTIMATE," "EXCEPT,"
"PLAN," "INTEND" AND SIMILAR WORDS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS, BUT ARE NOT THE ONLY MEANS OF IDENTIFYING THEM. IN GENERAL, ANY STATEMENT OTHER THAN A STATEMENT OF HISTORICAL FACT IS A FORWARD-LOOKING STATEMENT. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS, FINANCIAL CONDITION OR OPERATING RESULTS COULD BE ADVERSELY AFFECTED AND COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN ANY FORWARD-LOOKING STATEMENTS.

OUR REVENUE AND PROFIT GROWTH DEPEND ON OUR ABILITY TO OBTAIN NEW CONTRACTS AND ON OUR CONSTRUCTION AND OPERATION OF NEW FACILITIES.

     Our internal growth depends on our ability to obtain additional management contracts for privatized correctional, detention and pre-release facilities. Our ability to obtain new contracts depends on the extent to which federal, state and local governmental agencies turn to the private sector to manage new or existing facilities or to expand existing facilities.

     Our growth rate also depends on the construction and operation of new correctional and detention facilities because contracts to operate existing public facilities generally have not been offered to private operators. In addition, because correctional and detention services are essential public services, governmental agencies and, in many states, state legislatures have to be persuaded that privatization will result in high-quality services at less cost than that which the agencies themselves could provide.

     Our ability to obtain new contracts also depends on the extent to which we are able to compete with other private-sector providers. Factors that affect our ability to compete effectively in bidding against other providers include:

       o  the price and other terms of our bids;

       o our financial ability to make capital investments or post bonds or other credit support which may be required; and

       o particularly in the case of secure institutional adult facilities, our ability to compete effectively with the two companies now holding the majority of contracts for currently privatized adult facilities.

     We cannot guarantee that we will be able to obtain additional contracts to develop or operate new facilities on favorable terms.

A DECREASE IN FACILITY OCCUPANCY LEVELS FOR ANY REASON COULD DECREASE OUR PROFITABILITY.

     A substantial portion of our revenues are generated under residential facility management contracts that specify a per diem rate, which is a rate per day per offender. A substantial portion of our cost structure is fixed. Under a per diem rate structure, a decrease in occupancy rates would cause a decrease in our revenues and profitability.

     For each of our facilities, we depend on the contracting governmental agency to supply the facility with enough offenders to meet and exceed the facility's break-even design capacities. In most cases, the governmental agency is under no obligation to provide offenders. Soliciting additional offenders from other governmental agencies to meet capacity shortfalls in our facilities generally is not possible. Because many of our facilities have offenders serving relatively short sentences or only the last three to six months of their sentences, the high turnover rate of offenders requires a constant influx of new offenders from the relevant governmental agencies to achieve profitability. Moreover, occupancy rates during the "start-up" phase when facilities are first opened typically result in capacity underutilization for a one- to three-month period after the facilities first receive offenders. As a result, as we open or begin operating new facilities under new contracts, there may be a delay in reaching sufficient occupancies to meet break-even levels and we may incur operating losses at new facilities until these occupancy levels are reached. A failure of a governmental agency to supply a sufficient number of offenders for any reason may cause us to forego revenues and income.

OUR FAILURE TO PROPERLY MANAGE ACQUISITIONS COULD ADVERSELY AFFECT OUR BUSINESS.

     We have expanded, and plan to continue to expand, our operations through acquisitions. Failure to manage our acquisition strategy successfully could have an adverse effect on our business. We probably will compete with other potential acquirors for acquisitions, and some of these potential acquirors may be larger and have greater resources than us. We may not be able to continue to identify and acquire businesses at prices and on terms we consider reasonable. In addition, acquisitions involve a number of special risks, including:

    o  diversion of management's attention and resources;

    o  potential failure to retain key acquired personnel;

    o  assumption of unanticipated legal liabilities and other problems;

    o  difficulties integrating systems, operations and cultures;

    o  amortization of acquired intangible assets; and

    o  potential dilution of earnings per share.

     Since 1994, we have made eight acquisitions. Prior to purchase by us, certain of the companies we have acquired were operated as non-profit organizations. We may not be able to profitably manage these acquired businesses or successfully integrate any acquired businesses without substantial expense, delay or other operational or financial problems. In addition, we cannot be sure that an acquired business will achieve anticipated revenues and earnings.

WE MAY NEED TO RAISE ADDITIONAL CAPITAL THAT MAY NOT BE AVAILABLE ON ACCEPTABLE TERMS.

     Our ability to compete in bidding for new contracts depends, in certain circumstances, on our ability to make capital investments and finance construction costs relating to secure institutional contract awards. In addition, our acquisition strategy requires us to obtain financing for acquisitions.

     As of November 12, 1999, we had approximately $100 million in anticipated unfunded capital requirements for new correctional and existing facility expansion. We have a lease agreement with an unrelated entity that is available to fund up to approximately $11.5 million of these facility investments. Management believes that the remaining commitments of approximately $89 million will be funded from (a) the expected net proceeds of a committed sale and leaseback transaction of substantially all of our furniture, fixtures and equipment, (b) a potential sale and leaseback transaction of one or more secure institutions, (c) an expansion of our lease financing agreement, and/or (d) other debt or equity financing arrangements. There is no assurance, however, that any of these planned financing transactions can be consummated. If these contemplated financing transactions are not consummated, we would be required to seek alternative, and potentially dilutive, capital funding sources.

WE MAY NOT HAVE AVAILABLE CAPITAL IF WE ARE REQUIRED TO INVEST IN NEW
FACILITIES.

     In general, governmental agencies require private operators to make capital investments in new facilities and enter into direct financing arrangements in connection with the development of facilities. We cannot be sure that we will have available capital if and when we are required to make an investment to secure a contract for developing a facility. In many cases the development and construction of facilities we will manage are subject to obtaining permanent facility financing.

Financing currently is obtained through a variety of means, including private bank debt, the sale of tax-exempt bonds or other obligations or direct government appropriation. The sale of tax-exempt bonds or other obligations may be adversely affected by changes in applicable tax laws or adverse changes in the market for such securities.

     In the past, we have worked with governmental agencies and placement agents to obtain and structure financing for construction of facilities. In some cases, an unrelated special purpose corporation is established to incur borrowings to finance construction. In other cases, we directly incur borrowings for construction financing.

WE MAY LOSE MONEY ON PER-DIEM RATE CONTRACTS.

     Most of our facility management contracts provide for payments to us of either fixed per diem rates or per diem rates that increase by only small amounts during the terms of the contracts. If we experience increases in personnel costs, which are the largest component of facility management expense, or other operating expenses at rates faster than increases, if any, in per diem rates, then our results of operations would be adversely affected.

NON-RENEWAL OR EARLY TERMINATION OF CONTRACTS COULD ADVERSELY AFFECT OUR
BUSINESS.

     Our facility management contracts typically have terms ranging from one to five years, and renewal is at the option of the contracting governmental agency. We cannot be sure that any agency will exercise a renewal option in the future. In addition, contracting governmental agencies typically may terminate a facility contract without cause by giving us written notice ranging from 30 to 180 days. Any non-renewal or termination could adversely affect our business.

WE RELY ON A LIMITED NUMBER OF GOVERNMENTAL AGENCIES FOR A SIGNIFICANT PORTION OF OUR REVENUES.

     We currently derive and expect to continue to derive a significant portion of our revenues from a limited number of governmental agencies. The loss of, or a significant decrease in, business from the Federal Bureau of Prisons or various other state agencies could seriously harm our financial condition and results of operations. For the year ended December 31, 1998, contracts with the Federal Bureau of Prisons accounted for approximately 20.1% of our revenues. Based on projects we have announced, we anticipate that the amount of business we receive from the Federal Bureau of Prisons in future periods will increase.

OUR CONTRACTS COULD BE TERMINATED AND OUR FEES COULD BE REDUCED BECAUSE OUR CONTRACTS ARE SUBJECT TO GOVERNMENT FUNDING.

     Our facility management contracts are subject to either annual or bi-annual governmental appropriations. If a governmental agency does not receive appropriations, our contract could be terminated by the agency or our management fee could be reduced. In addition, even if funds are appropriated, delays in payments may occur which could negatively affect our cash flow.

OUR BUSINESS COULD BE ADVERSELY AFFECTED BY YEAR 2000 COMPLIANCE ISSUES.

     During the next year, many software programs may not recognize calendar dates beginning in the year 2000. This problem could force computers or machines which use date dependent software to either shut down or provide incorrect information. Although we have completed most of our information technology systems and non-information technology systems readiness efforts and critical-systems testing, we can not guarantee that unanticipated year 2000 problems will not occur. If year 2000 problems result in the inability of our contracting governmental agencies to pay us in a timely manner for our services or the inability of third-party suppliers, such as utility, telecommunications, food service and healthcare suppliers, to provide their products and services our business could be seriously harmed.

GOVERNMENT REGULATION, AUDITS AND INVESTIGATIONS COULD NEGATIVELY AFFECT OUR BUSINESS BY CAUSING US TO SUBSTANTIALLY MODIFY THE WAY WE CONDUCT OUR BUSINESS OR BY SUBJECTING US TO PENALTIES OR CONTRACT TERMINATIONS.

     The corrections and detention industry is subject to national, federal, state and local regulations which are administered by various regulatory authorities. Prospective providers of correctional and detention services must comply with a variety of applicable state and local regulations including education, health care and safety regulations.

     Our contracts with government agencies typically include extensive reporting requirements and require supervision and on-site monitoring by representatives of contracting governmental agencies. State law also typically requires correctional officers to meet certain training standards. Some states deem prison guards to be peace officers and require our personnel to be licensed and may make them subject to background investigation. In addition, many state and local governments are required to enter into a competitive bidding procedure before awarding contracts for products or services. The laws of certain jurisdictions may also require us to award subcontracts on a competitive basis or to subcontract with businesses owned by members of minority groups. Our failure to comply with any applicable laws, rules or regulations could subject us to substantial penalties, including loss of a management contract, and could have a material adverse effect on our financial condition and results of operation. Furthermore, our current and future operations may be subject to additional regulations as a result of, among other factors, new statutes and regulations and changes in the manner in which existing statutes and regulations are or may be interpreted or applied. Any additional regulations or changes in existing regulations could require us to modify substantially the manner in which we conduct business and could adversely affect us.

     Our contracts give the contracting agency the right to conduct routine audits of the facilities and operations we manage for the agency. An audit involves a governmental agency's review of our compliance with the prescribed policies and procedures established for the facility. We also may be subject to investigations as a result of an audit, an offender's complaint or other causes. Any contract termination or non-renewal as a result of an audit or investigation could seriously harm our business.

OUR BUSINESS WILL BE HARMED IF THE ACCEPTANCE OF PRIVATIZED CORRECTIONAL AND DETENTION FACILITIES DOES NOT CONTINUE.

     Our future success depends heavily on the continued acceptance and use of private entities to manage correctional and detention facilities. Many governmental agencies currently do not accept management of correctional and detention facilities by private entities. Some sectors of the federal government and some state governments are legally unable to delegate their traditional management responsibilities for correctional and detention facilities to private companies. The operation of correctional and detention facilities by private entities has encountered resistance from certain groups, such as labor unions, local sheriff's departments and groups that believe correctional and detention facility operations should be conducted only by governmental agencies. Such resistance may cause a change in public and government acceptance of privatized correctional facilities. In addition, changes in political parties in any of our markets could result in significant changes in elected officials' previously established views of privatization in such markets.

THE LOCATION OF OUR FACILITIES MAY BE SUBJECT TO OPPOSITION.

     Our success in obtaining new awards and contracts may depend in part upon our ability to locate land that can be leased or acquired on favorable terms by us or other entities working with us in connection with a proposal to construct and/or manage a facility. Some locations may be in or near populous areas and may generate legal action or other forms of opposition from residents in areas surrounding a proposed site. Typically, we must obtain and comply with zoning approvals and/or land use permits from local governmental entities with respect to a facility. In certain circumstances, public hearings are required before we can obtain approvals and permits.

NEGATIVE PUBLICITY ABOUT OUR INDUSTRY OR OUR COMPETITORS COULD HARM OUR
BUSINESS.

     Negative publicity could adversely affect our business. In addition to possible negative publicity about privatization in general, an escape, absconsion, riot, internal incident or other disturbance at one of our facilities or another privately operated facility, or placement of one or more notorious offenders or criminal or violent actions by offenders at one of our facilities may result in publicity adverse to us and our industry. Although we have not experienced any material adverse effect on our business or operating results as a result of previous escapes or absconsions, we cannot guarantee that any future escapes or absconsions would not have an adverse affect on our business or operating results.

WE COULD BE SUBJECT TO LEGAL LIABILITY BECAUSE MANY OF OUR FACILITIES CONTAIN HIGH-RISK OFFENDERS AND BECAUSE MANY OF OUR CONTRACTS REQUIRE US TO INDEMNIFY GOVERNMENTAL AGENCIES.

     Our management of correctional, detention and pre-release facilities exposes us to potential third-party claims or litigation by offenders or other persons for personal injury or other damages resulting from contact with our facilities, programs, personnel or offenders, including damages arising from an offender's escape or absconsion or from a disturbance or riot at one of our facilities. The U.S. Supreme Court has held that prison guards employed by private firms are not entitled to qualified immunity from suit by prisoners for violations of their rights. In addition, certain of our correctional, detention and pre-release facilities contain a high-risk population, many of whom have been convicted of or charged with violent offenses. As a result, certain offenders at our facilities could pose risks to the public for which we may be held liable.

     Our management contracts generally require us to indemnify the governmental agency against any damages to which the governmental agency may be subject in connection with claims or other liability risks we face, including personal or bodily injury, death or property damage to a third party if we are found to be negligent.

     In order to obtain and maintain our management contracts, we are required to have insurance. Although insurance generally is available, we cannot guarantee that insurance will continue to be available on commercially reasonable terms or will be adequate to cover all potential claims. In addition, we are unable to secure insurance for some unique business risks including riot and civil commotion or the acts of an escaped offender.

WE COMPETE WITH A WIDE VARIETY OF PRIVATE ENTITIES AND GOVERNMENTAL AGENCIES THAT MAY HAVE GREATER FINANCIAL RESOURCES OR MAY BE PREFERRED PROVIDERS.

     If we fail to compete successfully against current or future competitors, our business, financial condition and operating results could be seriously harmed. We compete with a number of publicly-traded companies, including Prison Realty Trust Inc. (Corrections Corporation of America), Wackenhut Corrections Corporation and Correctional Services Corporation. At December 31, 1998, Corrections Corporation of America and Wackenhut Corrections Corporation accounted for a substantial amount of the privatized secure institutional adult beds under contract in the United States.

     We also compete in some markets with small local companies that have better knowledge of the local conditions and may be better able to gain political and public acceptance. We may compete in some markets with governmental agencies that operate correctional and detention facilities.

     We may encounter significant competition in our efforts to achieve our growth strategy. Other companies with growth objectives similar to ours may enter the industry. These companies may have greater financial resources than us to finance acquisition and internal growth opportunities. Although some states require substantial capital investments in new projects, other states may allow potential competitors to enter our business without substantial capital investment or previous experience in the management of correctional and detention facilities.

WE ARE SUBJECT TO ECONOMIC RISKS ASSOCIATED WITH OUR DEVELOPMENT ACTIVITIES THAT COULD ADVERSELY AFFECT OUR OPERATING RESULTS.

     When we act as project manager for the design and construction of a facility, we typically act as the primary contractor and subcontract with other parties that act as the general contractors. As primary contractor, we are subject to various risks of construction that could cause construction delays, including shortages of labor and materials, work stoppages, labor disputes and weather interference. We are also subject to the risk that the general contractor will be unable to complete construction at the budgeted costs or to fund any excess construction costs. We are ultimately liable for all late delivery penalties and cost overruns. If we incur penalties and cost overruns, our operating results could be adversely affected.

OUR ABILITY TO RETAIN OUR EXECUTIVE OFFICERS AND KEY PERSONNEL, AND OUR ABILITY TO RECRUIT ADDITIONAL QUALIFIED PERSONNEL ARE CRUCIAL TO OUR SUCCESS.

     We depend greatly on the efforts of our executive officers and key personnel to obtain new contracts, to make acquisitions and to manage our operations. The loss or unavailability of any of our executive officers could have an adverse effect on us. Our ability to perform under current and new contracts also depends, in part, on our ability to attract and retain qualified senior executives and operating personnel. There is significant competition for qualified facility administrators, managers, counselors and other key personnel. We cannot be sure that we will be successful in recruiting or training a sufficient number of qualified officers or employees to enable us to operate our business and implement our growth strategy as planned.

OUR STOCK PRICE MAY BE VOLATILE BECAUSE OF OUR OPERATING RESULTS AND CERTAIN FACTORS BEYOND OUR CONTROL.

     The market price of our common stock may vary significantly from time to time in response to many factors, including variations in our reported periodic financial results, changing conditions in the economy or in our industry, and negative publicity affecting us or our industry. In addition, stock markets and the stock prices of our competitors experience significant price and volume volatility from time to time which may affect the market price of our common stock for reasons unrelated to our performance.

WE HAVE ANTI-TAKEOVER PROVISIONS THAT MAY PREVENT STOCKHOLDERS FROM EFFECTING A CHANGE IN CONTROL.

     Our certificate of incorporation and bylaws may discourage, delay or prevent a change in control of Cornell that a stockholder may consider favorable. Our certificate of incorporation and bylaws:

    o  prohibit cumulative voting in the election of directors;

    o deny stockholders the ability to act by written consent unless the written consent is unanimous;

    o establish advance notice requirements for nominations for election to the board of directors or proposing matters that can be acted upon by stockholders at stockholder meetings;

    o allow the board of directors to consider social, economic and other factors in evaluating any offer of another party; and

    o allow the alteration, amendment and repeal of the bylaws only in accordance with our certificate of incorporation.

In addition, Section 203 of the Delaware General Corporation Law may discourage, delay or prevent a change in control of Cornell by prohibiting a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years after the person becomes an interested stockholder.

WE COULD LOSE OUR LEASE RIGHTS FOR OUR BIG SPRING COMPLEX. OUR BUSINESS WOULD BE SERIOUSLY HARMED IF WE COULD NOT OPERATE THE BIG SPRING COMPLEX.

     Our inability to continue to operate our facility in Big Spring, Texas, known as the Big Spring Complex, would adversely affect our business. The Big Spring Complex is part of a larger tract of land. The larger tract of land was formerly part of a United States Air Force base conveyed to the City of Big Spring by the United States government in 1978. The document conveying the larger tract of land contains restrictive covenants that generally require (1) use of the larger tract of land for public airport purposes unless otherwise consented in writing by the Federal Aviation Administration, or the FAA, (2) maintenance of facilities on the larger tract of land and (3) the availability of the larger tract for use by federal aircraft. The United States government also has the right to use the larger tract in the case of a national emergency and the FAA has the right to portions of the larger tract and any structures located on the larger tract for use in construction, operation or maintenance of facilities for air traffic control activities. In some circumstances, at the option of the grantor, title to the larger tract could revert to the grantor for any breach of the provisions of the document conveying the larger tract.

     The FAA has reviewed the agreements which permit us to operate the Big Spring Complex and has advised the City of Big Spring in writing that it has no objections to the agreements. We believe that (1) the City of Big Spring is in substantial compliance with the terms of the conveyance and (2) even if not in substantial compliance, the FAA is aware of and has not objected to all past and present uses of the larger tract by the City of Big Spring and its lessees. However, the FAA could assert that those uses of the larger tract violate the conveyance.

     The City of Big Spring has used and leased, and may in the future use or lease, other portions of the larger tract for other purposes unrelated to our business. The continued compliance by the City of Big Spring or its lessees with the terms of the conveyance is not within our control, and any breach by the City of Big Spring or its lessees could result in reversion of title of all or a portion of the larger tract to the United States government. We do not have any recourse against the City of Big Spring in the case of a reversion. In addition, we do not have any guarantees from the FAA that it will honor our lease rights in the event of a reversion. Accordingly, in the case of a reversion of the larger tract, or in any case in which the United States government or the FAA has superior rights to use the larger tract, our continued ability to lease and use the Big Spring Complex could be subject to the discretion of the United States government or the FAA.

                                USE OF PROCEEDS

     We will use the net proceeds from the sale of the securities for our general corporate purposes, which may include:

    o  repaying indebtedness;

    o  funding future acquisitions;

    o  funding future facility expansions or construction;

    o  making additions to our working capital; or

    o any other purpose we may describe in an accompanying prospectus supplement.

                         DESCRIPTION OF DEBT SECURITIES

     The following description is a summary of the general terms and conditions that could apply to debt securities we may issue under this shelf registration statement. If and when we offer debt securities, a prospectus supplement will describe the particular terms and conditions that actually apply to the debt securities included under the prospectus supplement. The debt securities will be our unsecured general obligations and either senior debt securities or subordinated debt securities.

     If we offer senior debt securities or subordinated debt securities, we will issue them under an indenture that we refer to in this prospectus as the indenture. We will enter into the indenture with Chase Bank of Texas, National Association, as trustee. In this prospectus, we will refer to Chase Bank of Texas, National Association, together with any other trustees that are qualified to act under the Trust Indenture Act of 1939 and chosen by us and appointed in a supplemental indenture with respect to a particular series of debt securities, as the Trustee. We will identify the Trustee for each series of debt securities in the applicable prospectus supplement. These filings will be available for inspection at the corporate trust office of the Trustee, or as described above under "Where You Can Find More Information." The indenture will be subject to, and governed by, the Trust Indenture Act of 1939.

     The following description does not restate the entire indenture and is qualified in its entirety by express reference to the indenture. The indenture is incorporated by reference as a part of the following description. Capitalized terms used but not defined in this description have the meanings given to those terms in the indenture. You should read the entire indenture for a complete description of the terms of the indenture. We have filed a copy of the indenture with the Commission as an exhibit to the registration statement which includes this prospectus.

SPECIFIC TERMS OF EACH SERIES OF DEBT SECURITIES IN THE PROSPECTUS SUPPLEMENT

     A prospectus supplement relating to any series of debt securities we offer will describe the specific terms of those debt securities. Those terms will include some or all of the following:

    o the designation, aggregate principal amount and authorized denominations;

    o whether the debt securities are senior debt securities or subordinated debt securities;

    o  the maturity date;

    o the interest rate, if any, and the method for calculating the interest rate;

    o the interest payment dates and the record dates for the interest payments;

    o the portion of the principal amount that will be payable if the maturity of the debt securities is accelerated;

    o any guaranties of the debt securities by any of our subsidiaries or others, or other forms of credit support for the debt securities;

    o any mandatory or optional redemption terms or prepayment, conversion, sinking fund or exchangeability or convertibility provisions;

    o  the place where principal and interest will be payable;

    o if other than denominations of $1,000 or multiples of $1,000, the denominations in which the debt securities will be issued;

    o whether the debt securities will be issued in the form of global securities or certificates;

    o the currency or currencies, if other than the currency of the United States, in which principal and interest will be payable;

    o additional provisions, if any, relating to the defeasance of the debt securities;

    o whether the debt securities will be issuable in registered form or bearer form or both and, if bearer securities are issuable, any restrictions applicable to the exchange of one form for another and the offer, sale and delivery of bearer securities;

    o  any applicable United States federal income tax consequences;

    o  the dates on which premium, if any, will be payable;

    o our right, if any, to defer payment of interest and the maximum length of the deferral period;

    o  any listing on a securities exchange;

    o  the initial public offering price; and

    o other specific terms, including events of default and covenants provided for with respect to the debt securities.

Any particular series of debt securities may contain covenants limiting:

    o the incurrence of additional debt, including guarantees, by us and our subsidiaries and affiliates;

    o the making of various payments by us and our subsidiaries and affiliates;

    o  our business activities and those of our subsidiaries and affiliates;

    o  the issuance of other securities by our subsidiaries and affiliates;

    o  asset dispositions;

    o  transactions with affiliates;

    o  a change of control;

    o  the incurrence of liens; and

    o  mergers and consolidations involving us and our subsidiaries.

BOOK ENTRY, DELIVERY AND FORM

     We may issue debt securities of a series in whole or part in registered, bearer, coupon or global form. A global security is a security, typically held by a depository, that represents the beneficial interest of a number of purchasers of the security.

     Unless otherwise stated in any prospectus supplement, The Depository Trust Company, New York, New York will act as depositary. In this prospectus, we will refer to The Depository Trust Company, in its capacity as depositary, as DTC. We will issue book-entry debt securities of a series in the form of a global debt security that will be deposited with DTC. This means that we will not issue certificates to each holder. We will issue one global debt security to DTC who will keep a computerized record of its participants, such as your broker, whose clients have purchased the debt securities. The participant will then keep a record of its clients who purchased the debt securities. Unless it is exchanged in whole or in part for a certificated debt security, a global debt security may not be transferred; except that DTC, its nominees and their successors may transfer a global debt security as a whole to one another.

     Beneficial interests in global debt securities will be shown on, and transfers of global debt securities will be made only through, records maintained by DTC and its participants.

     DTC has provided us the following information: DTC is (1) a limited-purpose trust company organized under the New York Banking Law, (2) a "banking organization" within the meaning of the New York Banking Law, (3) a member of the United States Federal Reserve System, (4) a "clearing corporation" within the meaning of the New York Uniform Commercial Code and (5) a "clearing agency" registered under the provisions of Section 17A of the Securities Exchange Act of 1934.

     DTC holds securities that its participants, known as direct participants, deposit with DTC. DTC also records the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for direct participants' accounts. This eliminates the need to exchange certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and some other organizations.

     DTC's book-entry system is also used by other organizations such as securities brokers and dealers, banks and trust companies that work through a direct participant. The rules that apply to DTC and its participants are on file with the Commission.

     DTC is owned by a number of its direct participants and by the New York Stock Exchange, the American Stock Exchange, and the National Association of Securities Dealers.

     We will wire principal and interest payments to DTC's nominee. We and the Trustee will treat DTC's nominee as the owner of the global debt securities for all purposes. Accordingly, we, the Trustee and any paying agent we may appoint will have no direct responsibility or liability to pay amounts due on the global debt securities to owners of beneficial interests in the global debt securities.

     It is DTC's current practice, upon receipt of any payment of principal or interest, to credit direct participants' accounts on the payment date according to their respective holdings of beneficial interests in the global debt securities as shown on DTC's records. In addition, it is DTC's current practice to assign any consenting or voting rights to direct participants whose accounts are credited with debt securities on a record date, by using an omnibus proxy. Payments by participants to owners of beneficial interests in the global debt securities, and voting by participants, will be governed by the customary practices between the participants and owners of beneficial interests, as is the case with debt securities held for the account of customers registered in "street name." However, payments will be the responsibility of the participants and not of DTC, the Trustee or us.

     Debt Securities represented by a global debt security will be exchangeable for certificated debt securities with the same terms in authorized denominations only if:

    o DTC notifies us that it is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under applicable law and a successor depositary is not appointed by us within 90 days; or

    o we determine not to require all of the debt securities of a series to be represented by a global debt security and notify the Trustee of our decision.

PROVISIONS RELATING ONLY TO THE SENIOR DEBT SECURITIES

     The senior debt securities will rank equally in right of payment with all of our other senior and unsubordinated debt and senior in right of payment to any of our subordinated debt, including the subordinated debt securities. The senior debt securities will be effectively subordinated to all of our secured debt. We will disclose the amount of our secured debt in the prospectus supplement.

PROVISIONS RELATING ONLY TO THE SUBORDINATED DEBT SECURITIES

SUBORDINATION TO SENIOR INDEBTEDNESS

     The subordinated debt securities will rank junior in right of payment to all of our senior indebtedness. Senior indebtedness will be defined to include all notes or other evidences of debt not expressed to be subordinate or junior in right of payment to any other of our debt.

PAYMENT BLOCKAGES

     The indenture may provide that no cash payment of principal, interest and any premium on the subordinated debt securities may be made:

    o  if we fail to pay when due any amounts on any senior indebtedness;

    o if our property or we are involved in any voluntary or involuntary liquidation or bankruptcy; and

    o  in other instances specified in the indenture.

PAYMENT AND TRANSFER

     Principal, interest and any premium on fully registered securities will be paid at the office of the paying agent that we may designate. We may make payment by check mailed to persons in whose names the debt securities are registered on days specified in the indenture or any prospectus supplement. Debt security payments in other forms will be paid at a place designated by us and specified in a prospectus supplement.

     Fully registered securities may be transferred or exchanged at the corporate trust office of the Trustee or at any other office or agency maintained by us for these purposes, without payment of any service charge, except for any tax or governmental charge.

EVENTS OF DEFAULT

     The indenture will provide that each of the following is an Event of Default with respect to any series of debt securities:

    o default for 30 days in the payment when due of interest on the debt securities;

    o default in payment when due of the principal of or any premium on the debt securities;

    o default in payment when due of any sinking fund payment with respect to the debt securities;

    o default in the performance of or breach of various covenants after applicable notice or grace period; and

    o  various events of bankruptcy or insolvency with respect to us.

     The applicable prospectus supplement will describe any additional Events of Default.

     If an Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the then outstanding debt securities of a series may declare all debt securities of that series to be due and payable immediately. The holders of a majority in principal amount of the debt securities may, on behalf of all holders, waive any existing default or Event of Default and its consequences, except (1) a default in the payment of principal of, interest and any premium on, any of the debt securities and (2) a default in respect of any provision of the indenture that cannot be modified or amended without the consent of each holder affected.

     No holder of debt securities may pursue any remedy under the indenture unless:

    o the holder gives the Trustee written notice of a continuing Event of Default;

    o the holders of at least 25% in principal amount of the then outstanding debt securities of that series make a written request to the Trustee to pursue the remedy;

    o the holder or holders offer satisfactory indemnity to the Trustee against costs, expenses and liabilities;

    o the Trustee does not comply with the request within 60 days after receipt of the request and offer of indemnity; and

    o the Trustee has not received during that 60-day period contrary instructions from the holders of at least a majority in principal amount of the then outstanding debt securities.

     The Trustee is required, within 90 days after the occurrence of a default known to it, to give to the holders notice of the default. However, except in the case of a default in the payment of principal of, interest or any premium on any of the debt securities or in the making of any sinking fund payment, the Trustee may withhold the notice if it in good faith determines that withholding the notice is in the interests of the holders.

MODIFICATION OF INDENTURE

     From time to time, we, when authorized by resolutions of our board of directors, and the Trustee, without the consent of the holders of debt securities of any series, may amend, waive or supplement the indenture for specified purposes, including, among other things:

    o  curing ambiguities, defects or inconsistencies;

    o providing for the assumption of our obligations to holders of the debt securities of a series in the case of a merger or consolidation;

    o making any change that would provide any additional rights or benefits to the holders of the debt securities of a series;

    o  adding guarantees with respect to the debt securities of a series;

    o  securing the debt securities of a series;

    o providing for the acceptance of appointment by a successor Trustee or a separate Trustee for one or more series of debt securities;

    o maintaining the qualification of the indenture under the Trust Indenture Act; or

    o making any change that does not adversely affect the rights of any holder.

     Other amendments and modifications of the indenture may be made by us and the Trustee without notice to any holder but with the consent of the holders of not less than a majority of the aggregate principal amount of the outstanding debt securities of each series affected. However, no modification or amendment may, without the consent of the holder of each outstanding debt security affected:

    o reduce the principal amount of or extend the stated maturity of the debt securities, or alter or waive the redemption provisions of the debt securities;

    o reduce the percentage in principal amount outstanding of debt securities of any series which must consent to an amendment, supplement or waiver or consent to take any action under the indenture;

    o reduce the premium payable upon the redemption of any debt security or change the time at which any debt security may or shall be redeemed;

    o make any debt security payable in currency other than that stated in the debt security;

    o make any change that adversely affects the rights of any holder in the case of any debt security;

    o reduce the rate of or extend the time for payment of interest on the debt securities;

    o release any security that may have been granted in respect of debt securities; or

    o make changes to the provisions regarding rights of the holders of a majority in principal amount of the debt securities or the provisions regarding modification of the indenture.

CONSOLIDATION, MERGER, SALE OR CONVEYANCE

     The indenture provides that we may not consolidate with or merge with or into any Person, or convey, transfer or lease all or substantially all of our assets, unless:

    o  either:
       -  we are the survivor in the case of a merger, or
       - we are not the survivor and the survivor is a United States corporation and expressly assumes by a supplemental indenture all of our obligations under the debt securities and the indenture;

    o immediately after giving effect to the transaction, no default or Event of Default would have occurred and be continuing; and

    o we deliver to the Trustee an officer's certificate and an opinion of our counsel stating that the transaction and the supplemental indenture comply with the indenture.

DISCHARGING OUR OBLIGATIONS

     Except as may otherwise be set forth in any prospectus supplement, we may choose to either discharge our obligations on the debt securities of any series in a legal defeasance or release ourselves from our covenant restrictions on the debt securities of any series in a covenant defeasance.

     If we choose to discharge our obligations in a legal defeasance, all of our obligations with respect to the debt securities will be discharged, except for:

    o obligations with respect to the registration of transfer and exchange of debt securities;

    o obligations with respect to mutilated, destroyed, lost or stolen debt securities;

    o obligations to maintain offices or agencies for the registration of transfer, exchange and payment of debt securities;

    o  duties of paying agents;

    o obligations to furnish the Trustee with information regarding the holders of debt securities;

    o  requirements regarding compensation and reimbursement of the Trustee;

    o  provisions regarding the eligibility of the Trustee; and

    o  the defeasance provisions of the indenture.

     If we choose to discharge our obligations in a covenant defeasance, the events listed in the indenture as Events of Default will no longer constitute a default or Event of Default, except for payment defaults and bankruptcy or insolvency defaults.

     We may choose legal or covenant defeasance at any time prior to the stated maturity or redemption of the debt securities of the series if, among other conditions,

    o we deposit with the Trustee sufficient cash or U.S. Government Obligations to pay the principal, interest, any premium and any other sums due to the stated maturity date or redemption date of the debt securities of the series;

    o we deliver to the Trustee an opinion of our independent accountants regarding the sufficiency of the cash and U.S. Government Obligations to pay the principal, interest, any premiums and any other sums when due;

    o 91 days pass after the deposit and during the 91-day period no default relating to our bankruptcy or insolvency is continuing;

    o no default is continuing on the date of deposit and after giving effect to the deposit;

    o the deposit is not a default under any of our other agreements and is not prohibited by the subordination provisions of the indenture if the debt securities are subordinated;

    o we provide the Trustee with an opinion of our counsel that the trust resulting from the deposit is not, or is qualified as, a regulated investment company under the Investment Company Act of 1940;

    o in the event of legal defeasance, we provide the Trustee with an opinion of our counsel that
       -  we have received an Internal Revenue Service ruling; or
       - since the date of the indenture there has been no change in the federal income tax law, and confirming that the holders will not be affected for U.S. federal income tax purposes by the defeasance;

    o in the case of covenant defeasance, we provide the Trustee with an opinion of our counsel that the holders of the debt securities will not be affected for U.S. federal income tax purposes by the defeasance; and

    o we provide the Trustee with an officer's certificate and an opinion of our counsel that all conditions precedent to the defeasance and discharge of the debt securities have been complied with.

THE TRUSTEE

     Chase Bank of Texas, National Association will serve as the initial Trustee under the indenture. The indenture will govern the duties, responsibilities and rights of the Trustee, including the following:

RESIGNATION OR REMOVAL OF TRUSTEE

     Under provisions of the indenture and the Trust Indenture Act governing trustee conflicts of interest, any uncured event of default under any series of senior debt securities will force the Trustee to resign as Trustee for either the subordinated debt securities or the senior debt securities. Also, any uncured event of default under any series of subordinated debt securities will force the Trustee to resign as Trustee for either the senior debt securities or the subordinated debt securities. Any resignation of the Trustee will require the appointment of a successor Trustee for the applicable debt securities in accordance with the terms and conditions of the indenture.

     The Trustee may resign or be removed by us for one or more series of debt securities and a successor Trustee be appointed to act for that series. The holders of a majority in aggregate principal amount of a series of debt securities may remove the Trustee for that series.

LIMITATIONS ON TRUSTEE IF IT IS OUR CREDITOR

     If the Trustee becomes our creditor, the indenture will limit the Trustee's right to obtain payment of claims in some circumstances, or to realize on some property received in respect of those claims as security or otherwise.

ANNUAL TRUSTEE REPORT TO HOLDERS OF DEBT SECURITIES

     The indenture will require the Trustee to submit an annual report to the holders of the debt securities regarding, among other things, (1) the Trustee's eligibility to serve, (2) the priority of the Trustee's claims regarding advances made by it and (3) any action taken by the Trustee materially affecting those debt securities.

CERTIFICATE AND OPINIONS TO BE FURNISHED TO TRUSTEE

     The indenture will provide that every application by us for action by the Trustee requires an officers' certificate and an opinion of our counsel stating that, in the opinion of the signers, we have complied with all conditions precedent to the action.

GOVERNING LAW

     The indenture and the debt securities will be governed by and construed in accordance with the laws of the State of New York.

                          DESCRIPTION OF COMMON STOCK

     The following description of the material terms of our common stock is qualified in its entirety by reference to applicable provisions of the Delaware General Corporation Law, our certificate of incorporation, our bylaws and the Rights Agreement dated as of May 1, 1998 between us and American Securities Transfer & Trust, Inc., as rights agent.

AUTHORIZED AND OUTSTANDING COMMON STOCK

     Our authorized capital stock includes 30,000,000 shares of common stock, par value $.001 per share. As of October 31, 1999, we had 9,582,528 shares of common stock outstanding. The outstanding shares of our common stock are listed on the New York Stock Exchange under the symbol "CRN."

VOTING, LIQUIDATION AND DIVIDEND RIGHTS

     Subject to the prior or special rights of holders of shares of preferred stock, the holders of shares of common stock:

    o are entitled to any dividends that may be declared by our board of directors out of legally available funds;

    o  are entitled to one vote per share;

    o  have no preemptive or conversion rights;

    o are not subject to, or entitled to the benefits of, any redemption or sinking fund provision;

    o are entitled upon liquidation to receive our assets remaining after the payment of corporate debts and the satisfaction of the liquidation preference of any outstanding preferred stock.

Voting is non-cumulative. The outstanding shares of our common stock are fully paid and non-assessable.

     We have never declared or paid cash dividends on our capital stock. We currently anticipate that all of our excess earnings, if any, will be retained for use in the operation and expansion of our business and we do not anticipate paying cash dividends on our common stock in the foreseeable future. The payment of dividends is within the discretion of our board of directors and will depend upon, among other factors, our results of operations, financial condition, capital requirements and restrictions, if any, imposed by financing commitments and legal requirements. Our credit facilities and other financing arrangements with our bank lenders currently prohibit the payment of dividends.

PROVISIONS AFFECTING CONTROL OF CORNELL

     Our certificate of incorporation and bylaws contain the following provisions which are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by our board of directors and to discourage certain types of transactions that may involve an actual or threatened change of control. These provisions include:

    o  prohibiting cumulative voting in the election of directors;

    o denying stockholders the ability to act by written consent unless the written consent is unanimous;

    o establishing advance notice requirements for nominations for election to the board of directors or proposing matters that can be acted upon by stockholders at stockholder meetings;

    o allowing the board of directors to consider social, economic and other factors in evaluating any offer of another party; and

    o allowing the alteration, amendment and repeal of the bylaws only in accordance with our certificate of incorporation.

In addition, Section 203 of the Delaware General Corporation Law may discourage, delay or prevent a change in control of Cornell by prohibiting a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years after the person becomes an interested stockholder.

RIGHTS AGREEMENT

     On April 22, 1998 our board of directors authorized the issuance of one preferred share purchase right, known as a Right, for each outstanding share of our common stock to the stockholders of record at the close of business on May 11, 1998. Each Right entitles the registered holder to purchase from us one unit of a share, which is currently one one-thousandth of a share, of our Series A Junior Participating Preferred Stock, par value $.01 per share, at a price of $120 per unit of a Series A Preferred Share, subject to adjustment. The description and terms of the Rights are set forth in the Rights Agreement.

     Until a Distribution Date, the Rights will be evidenced by the common stock certificates. The Rights Agreement states that a Distribution Date occurs upon the earlier to occur of (a) 10 days following a public announcement that a person or group of affiliated or associated persons, known as an Acquiring Person, has acquired beneficial ownership of 15% or more of our outstanding Voting Shares (as defined in the Rights Agreement) or (b) 10 business following the commencement or announcement of an intention to make a tender offer or exchange offer, the consummation of which would result in the beneficial ownership by a person or group of 15% or more of our outstanding Voting Shares, the earlier of such dates being called the Distribution Date.

     Until the Distribution Date or earlier redemption or expiration of the
Rights:

    o the Rights will be evidenced by the certificates representing common stock;

    o  the Rights will be transferred with and only with the common stock;

    o new common stock certificates issued after May 11, 1998, upon transfer or new issuance of the common stock will contain a notation incorporating the Rights Agreement by reference; and

    o the surrender for transfer of any certificates for common stock outstanding as of May 11, 1998, even without the notation, will also constitute the transfer of the Rights associated with the common stock represented by the certificates.

     As soon as practicable following the Distribution Date, separate certificates evidencing the Rights will be mailed to holders of record of the common stock as of the close of business on the Distribution Date and the separate Right certificates alone will then evidence the Rights.

     The Rights are not exercisable until the Distribution Date. The Rights will expire on May 1, 2008, which is the Final Expiration Date, unless the Final Expiration Date is extended or the Rights are earlier redeemed or exchanged by us as described below.

     If an Acquiring Person acquires 15% or more of our Voting Shares, each Right then outstanding, other than Rights beneficially owned by the Acquiring Person which would become null and void, will become a right to buy that number of shares of common stock that at the time of the acquisition would have a market value of two times the purchase price of the Right. If, however, our board of directors determines in good faith that a person who would otherwise be an Acquiring Person has become an Acquiring Person inadvertently, and that person divests a sufficient number of Voting Shares by a deadline set by our board of directors, then that person shall not be deemed to be an Acquiring Person for any purposes of the Rights Agreement.

     If, after any person has become an Acquiring Person, we are acquired in a merger or other business combination transaction or more than 50% of our consolidated assets or earning power are sold, proper provision will be made so that each holder of a Right will have the right to receive, upon the exercise of the Right at the then current purchase price of the Right, that number of shares of common stock of the acquiring company which at the time of the transaction would have a market value of two times the purchase price of the Right.

     The offer and sale of the Series A Preferred Shares or other securities issuable upon exercise of the Rights will be registered with the Commission but the registration will not be effective until the Rights become exercisable. As described above, the Rights will not be transferable separately from the common stock until the Distribution Date.

     The number of Series A Preferred Shares or other securities or property issuable upon exercise of the Rights, and the purchase price payable, are subject to customary adjustments from time to time to prevent dilution.

     The number of outstanding Rights and the number of Series A Preferred Shares or other securities issuable upon exercise of each Right are also subject to adjustment in the event of a stock split of the common stock or a stock dividend on the common stock payable in common stock or subdivisions, consolidations or combinations of the common stock occurring prior to the Distribution Date.

     At any time after the acquisition by a person or group of affiliated or associated persons of beneficial ownership of 15% or more of our outstanding Voting Shares and before the acquisition by a person or group of 50% or more of our outstanding Voting Shares, our board of directors may, at its option, issue common stock or Series A Preferred Shares in mandatory redemption of, and in exchange for, all or part of the then outstanding exercisable Rights (other than Rights owned by such Acquiring Person or group which would become null and void) at an exchange ratio of one share of common stock or one unit of a Series A Preferred Share for each Right which is then exercisable, subject to adjustment.

     At any time prior to the first public announcement that a person or group has become the beneficial owner of 15% or more of our outstanding Voting Shares, our board of directors may redeem all, but not less than all, of the then outstanding Rights at a price of $0.01 per Right. The redemption of the Rights may be made effective at the time, on the basis and with the conditions as our board of directors in its sole discretion may establish. Immediately upon the action of our board of directors ordering redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the redemption price.

     Until a Right is exercised, the holder of the Right, as a holder, will have no rights as a stockholder of Cornell, including, without limitation, the right to vote or to receive dividends.

     The terms of the Rights may be amended by our board of directors without the consent of the holders of the Rights, including amendment to extend the Final Expiration Date. However, after the Distribution Date no amendment may materially and adversely affect the interests of holders of the Rights.

REGISTRATION RIGHTS AGREEMENTS

1994 REGISTRATION RIGHTS AGREEMENT

     We and certain of our stockholders are parties to a Registration Rights Agreement dated as of March 31, 1994, as amended. In this prospectus, we will refer to this agreement as the 1994 Registration Rights Agreement. Under the terms of the 1994 Registration Rights Agreement, the stockholders that are parties to the 1994 Registration Rights Agreement are entitled to demand and piggyback registration rights.

     The Registration Rights Agreement contains no termination provision, although securities cease to be registrable under the 1994 Registration Rights Agreement upon the earlier of:

    o  being disposed of pursuant to an effective registration statement;

    o being transferred so that subsequent disposition of those securities does not require registration or qualification of those securities under the Securities Act of 1933 or any state securities laws; and

    o  ceasing to be outstanding.

1999 REGISTRATION RIGHTS AGREEMENT

     We have issued warrants to purchase common stock, which are currently held in escrow on behalf of ING (U.S.) Capital LLC. Pursuant to these warrants, we and ING (U.S.) Capital LLC entered into a Registration Rights Agreement dated as of October 14, 1999. In this prospectus, we will refer to this agreement as the 1999 Registration Rights Agreement. Under the terms of the 1999 Registration Rights Agreement, ING (U.S.) Capital LLC is entitled to demand and piggyback registration rights. The 1999 Registration Rights Agreement terminates when the warrants, the securities issuable upon exercise of the warrants and any common stock or other securities issued in respect thereof which are held by ING (U.S.) Capital LLC have been sold pursuant to a registration statement or pursuant to Rule 144 under the Securities Act.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the common stock is American Securities Transfer & Trust, Inc.

                         DESCRIPTION OF PREFERRED STOCK

     The following description of the terms of the preferred stock sets forth the general terms and provisions of the preferred stock to which any prospectus supplement may relate. Other terms of any series of the preferred stock offered by any prospectus supplement will be described in that prospectus supplement. The description of the provisions of the preferred stock set forth below and in any prospectus supplement does not purport to be complete and is subject to and qualified in its entirety by reference to our certificate of incorporation and the certificate of designations relating to each series of the preferred stock. The certificate of designations will be filed with the Commission and incorporated by reference in the registration statement of which this prospectus is a part at or prior to the time of the issuance of each series of the preferred stock.

     We have authority to issue 10,000,000 shares of preferred stock, par value $.001 per share. As of the date of this prospectus, no shares of our preferred stock are outstanding.

     The preferred stock may be issued from time to time by our board of directors as shares of one or more classes or series. Subject to the provisions of our certificate of incorporation and limitations prescribed by law, our board of directors is expressly authorized to adopt resolutions to issue the shares, to fix the number of shares, to change the number of shares constituting any series and to provide for or change the voting powers, designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, including dividend rights (including whether dividends are cumulative), dividend rates, terms of redemption (including sinking fund provisions), redemption prices, conversion rights and liquidation preferences of the shares constituting any class or series of the preferred stock, in each case without any action or vote by the holders of common stock.

     The issuance of shares of preferred stock, or the issuance of rights to purchase shares of preferred stock, could be used to discourage an unsolicited acquisition proposal. For instance, the issuance of a series of preferred stock might impede a business combination by including class voting rights that would enable the holders to block such a transaction; or the issuance might facilitate a business combination by including voting rights that would provide a required percentage vote of the stockholders. In addition, under some circumstances, the issuance of preferred stock could adversely affect the voting power of the holders of the common stock. Although our board of directors is required to make any determination to issue preferred stock based on its judgment as to the best interests of our stockholders, the board of directors could act in a manner that would discourage an acquisition attempt or other transaction that some or a majority of the stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then market price of the stock. The board of directors does not currently intend to seek stockholder approval prior to any issuance of currently authorized stock, unless otherwise required by law or the rules of any market on which our securities are traded.

     The preferred stock shall have the dividend, liquidation, redemption and voting rights set forth in a prospectus supplement relating to a particular series of the preferred stock. Reference is made to the prospectus supplement relating to the particular series of the preferred stock offered by the prospectus supplement for specific terms, including:

    o the designation and stated value per share of such preferred stock and the number of shares offered;

    o  the amount of liquidation preference per share;

    o the initial public offering price at which the preferred stock will be issued;

    o the dividend rate or method of calculation, the dates on which dividends shall be payable, the form of dividend payment and the dates from which dividends shall begin to cumulate, if any;

    o  any redemption or sinking fund provisions;

    o  any conversion or exchange rights; and

    o any additional voting, dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions.

     The preferred stock will, when issued, be fully paid and nonassessable and will have no preemptive rights. The rights of the holders of each series of the preferred stock will be subordinate to the rights of our general creditors.

                              PLAN OF DISTRIBUTION

     We may sell the securities in any of the following three ways, or in any combination thereof:

    o  through underwriters or dealers;

    o  directly to a limited number of purchasers or to a single purchaser; or

    o  through agents.

     The prospectus supplement with respect to any securities will set forth the terms of the offering of the securities, including:

    o the name or names of any underwriters, dealers or agents and the respective amounts of the securities underwritten or purchased by each of them;

    o the public offering price of the securities and the proceeds to us and any discounts, commissions or concessions allowed or reallowed or paid to dealers;

    o  any securities exchanges on which the securities may be listed; and

    o  the time and place of delivery for the securities.

Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     If underwriters are used in the sale of any securities, those securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Those securities may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Unless otherwise set forth in the applicable prospectus supplement, the obligations of the underwriters to purchase those securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all of those securities if any are purchased.

     The securities may be sold directly by us or through agents designated by us from time to time. Any agent involved in the offer or sale of the securities for which a prospectus supplement is delivered will be named, and any commissions payable by us to that agent will be disclosed, in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment.

     If indicated in the applicable prospectus supplement, we will authorize underwriters, dealers or agents to solicit offers by purchasers to purchase the securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Those contracts will be subject only to those conditions disclosed in the prospectus supplement, and the prospectus supplement will state the commission payable for solicitation of those contracts.

     Some or all of the securities may be new issues of securities with no established trading market. We may elect to list any of the securities on an exchange, and in the case of our common stock, on any additional exchange. However, unless otherwise specified in the applicable prospectus supplement, we will not be obligated to do so. Any underwriters who buy securities from us for public offering and sale may make a market in those securities, but will not be obligated to do so and may discontinue any market making at any time without notice. We cannot guarantee the liquidity of or the trading markets for any securities.

     To facilitate the offering of the securities, any underwriters or agents involved in the offering of our securities may engage in transactions that stabilize, maintain or otherwise affect the price of our securities or any other securities the prices of which may be used to determine payments on our securities. Specifically, the underwriters or agents may overallot in connection with the offering, creating a short position in our securities for their own account. In addition, to cover overallotments or to stabilize the price of our securities or any other securities, the underwriters or agents may bid for, and purchase, our securities or any other securities in the open market. Finally, in any offering of our securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allotted to an underwriter or a dealer for distributing our securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. The underwriters or agents are not required to engage in these activities, and may end any of these activities at any time.

     Agents and underwriters may be entitled under agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents or underwriters may be required to make in respect of those liabilities. Some agents and underwriters may be customers of, engage in transactions with, or perform services for us in the ordinary course of business. Those relationships will be disclosed in the applicable prospectus supplement.

                                 LEGAL MATTERS

     The validity of the securities offered by this prospectus will be passed upon for us by Locke Liddell & Sapp LLP, Houston, Texas. The underwriters' own legal counsel will advise them about other issues relating to any offering.

                                    EXPERTS

     The audited financial statements incorporated by reference in this prospectus and the registration statement on Form S-3 of which this prospectus is a part have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect to such audited financial statements, and are incorporated in this prospectus and the registration statement on Form S-3 in reliance upon the authority of said firm as experts in giving said report.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the expenses (other than underwriting discounts and commissions) expected to be incurred in connection with issuance and distribution of the securities being registered, all of which shall be paid by Cornell. All of such amounts (except the Securities and Exchange Commission Registration Fee) are estimated.

Securities and Exchange Commission
Registration Fee.....................  $   97,300
Printing Expenses....................      50,000
Legal Fees and Expenses..............      75,000
Accounting Fees and Expenses.........      50,000
Miscellaneous Expenses...............      27,700
                                       ----------
     Total...........................  $  300,000
                                       ==========

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

DELAWARE GENERAL CORPORATION LAW

     Consistent with Section 145(a) of the Delaware General Corporation Law (the "DGCL"), Cornell may indemnify and, in certain cases, must indemnify, any person who was or is made a party to any action by reason of the fact that he is or was a director, officer, employee or agent of Cornell, or is or was serving at the request of Cornell as a director, officer, employee or agent of another corporation, (1) in the case of a non-derivative action, against judgments, fines, amounts paid in settlement, and reasonable expenses (including attorneys' fees) incurred by him as a result of such action, and (2) in the case of a derivative action, against expenses (including attorneys' fees), if in either type of action he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of Cornell.

     This indemnification does not apply, (1) in a derivative action, to matters as to which it is adjudged that the director, officer, employee or agent is liable to Cornell, unless upon court order it is determined that, in view of all the circumstances of the case and despite such adjudication of liability, he is fairly and reasonably entitled to indemnity for expenses, and (2) in a non-derivative action, to any criminal proceeding in which such person had reasonable cause to believe his conduct was unlawful.

CERTIFICATE OF INCORPORATION

     Cornell's Restated Certificate of Incorporation, as amended, provides that a director of Cornell shall not be personally liable to Cornell or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director's duty of loyalty to Cornell or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under
Section 174 of the DGCL or (4) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of Cornell, in addition to the limitation on personal liability described above, shall be limited to the fullest extent permitted by the amended DGCL. Further, any repeal or modification of such provision of the Certificate of Incorporation by the stockholders of Cornell shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of Cornell existing at the time of such repeal or modification. Additionally, the Certificate of Incorporation provides that Cornell will indemnify its officers and directors to the fullest extent permitted by the DGCL.

BYLAWS

     Cornell's Amended and Restated Bylaws generally provide for indemnification, to the fullest extent authorized by the DGCL, of its officers, directors, legal representatives, employees or agents and persons serving at the request of Cornell in such capacities for other business organizations against all expense, liability and loss (including without limitation, attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred by reason of his position with Cornell or such other business organizations. The Bylaws further provide that the right to indemnification is a contract right and includes the right for Cornell to pay the expenses incurred in defending any such proceeding in advance of its final disposition and consistent with the DGCL. In addition, the Bylaws provide that Cornell may, by action of its board of directors, provide indemnification to employees and agents of Cornell, individually or as a group, with the same scope and effect as the indemnification of directors and officers provided for in the Bylaws.

INDEMNIFICATION AGREEMENTS

     Cornell maintains Indemnification Agreements with each of its officers and directors. The Indemnification Agreements provide that Cornell shall indemnify the officer or director and hold him harmless from any losses and expenses which, in type or amount, are not insured under the directors and officers' liability insurance maintained by Cornell. The Indemnification Agreements generally provide that Cornell indemnifies the officer or director against losses and expenses as a result of a claim or claims made against him for any breach of duty, neglect, error, misstatement, misleading statement, omission or other act done or wrongfully attempted by the officer or director or any of the foregoing alleged by any claimant or any claim against the officer or director solely by reason of him being an officer or director of Cornell, subject to certain exclusions. The Indemnification Agreements also provide certain procedures regarding the right to indemnification and for the advancement of expenses.

INSURANCE

     Cornell maintains a policy of liability insurance to insure its officers and directors against losses resulting from certain acts committed by them in their capacities as officers and directors of Cornell.

ITEM 16.  EXHIBITS.

        EXHIBIT
         NUMBER                                                  DESCRIPTION
------------------------  ------------------------------------------------------------------------------------------
         **1.1       --   Form of Underwriting Agreement (Debt Securities).
         **1.2       --   Form of Underwriting Agreement (Common Stock).
         **1.3       --   Form of Underwriting Agreement (Preferred Stock).
           4.1       --   Restated Certificate of Incorporation of Cornell (incorporated by reference to Exhibit 3.1 to Cornell's Annual Report on Form 10-K for the year ended December 31, 1996).
           4.2       --   Certificate of Designation of Series A Junior Participating Preferred Stock of Cornell
                          (incorporated by reference to Exhibit B to Exhibit 6 to Cornell's Registration Statement
                          on Form 8-A filed November 24, 1998).
           4.3       --   Amended and Restated Bylaws of Cornell (incorporated by reference to Exhibit 3.2 to
                          Cornell's Annual Report on Form 10-K for the year ended December 31, 1998).
           4.4       --   Certificate representing Common Stock (incorporated by reference to Exhibit 4.1 to
                          Cornell's Registration Statement on Form S-1 (Reg. No. 333-08243)).
           4.5       --   Rights Agreement dated as of May 1, 1998 between Cornell and American Securities Transfer
                          & Trust, Inc., as Rights Agent (incorporated by reference to Exhibit 6 to Cornell's
                          Registration Statement on Form 8-A filed November 24, 1998).
           4.6       --   Registration Rights Agreement dated as of March 31, 1994, as amended, among Cornell and the stockholders listed on the signature pages thereto (incorporated by reference to
                          Exhibit 4.2 to the Form S-1).
          *4.7       --   Registration Rights Agreement dated as of October 14, 1999 among Cornell and the investors listed therein.
          *4.8       --   Warrant Issuance Agreement dated as of October 14, 1999 between Cornell and ING (U.S.)
                          Capital LLC.
          *4.9       --   Form of Indenture between Cornell and Chase Bank of Texas, National Association, as
                          Trustee.
          *5.1       --   Opinion of Locke Liddell & Sapp LLP.
         *12.1       --   Statement regarding Computation of Ratios of Earnings to Fixed Charges.
         *23.1       --   Consent of Arthur Andersen LLP.
         *23.2       --   Consent of Locke Liddell & Sapp LLP (contained in Exhibit 5.1).
         *24.1       --   Power of Attorney (included on the signature page of this registration statement).
         *25.1       --   Statement of Eligibility of Trustee.

------------

*  Filed herewith.
** Cornell will file any underwriting agreement relating to Debt Securities, Common Stock or Preferred Stock that it may enter into and any form of Debt Securities, Common Stock or Preferred Stock not previously filed, as an Exhibit to a Current Report or Form 8-K.

ITEM 17.  UNDERTAKINGS.

     (a)  The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Act");

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b), if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (d)  The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For purposes of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (e) The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act, as amended, in accordance with the Rules and Regulations prescribed by the Commission under
Section 305(b)(2) of that Act.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on November 18, 1999.

                                       CORNELL CORRECTIONS, INC.

Dated:  November 18, 1999              By:/s/STEVEN W. LOGAN
                                       -----------------------------------------
                                          STEVEN W. LOGAN
                                          PRESIDENT AND CHIEF EXECUTIVE OFFICER

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints STEVEN W. LOGAN and JOHN L. HENDRIX and each of them, his true and lawful attorney-in-fact and agents, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign, execute and file this Registration Statement under the Securities Act and any and all amendments (including, without limitation, post-effective amendments and any amendment or amendments or additional registration statements filed pursuant to Rule 462 under the Securities Act increasing the amount of securities for which registration is being sought) to this Registration Statement, and to file the same, with all exhibits thereto, and all other documents in statements, notices or other documents necessary or advisable to comply with the applicable state securities laws, and to file the same, together with other documents in connection therewith, with the appropriate state securities authorities, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act, this Registration Statement has been duly signed by the following persons in the capacities and on the dates indicated.

                      SIGNATURE                                        TITLE                        DATE
------------------------------------------------------  -----------------------------------  -------------------
                  /s/STEVEN W. LOGAN                        President, Chief Executive        November 18, 1999
------------------------------------------------------         Officer and Director
                   STEVEN W. LOGAN                         (Principal Executive Officer)

                  /s/JOHN L. HENDRIX
------------------------------------------------------  Vice President and Chief Financial    November 18, 1999
                   JOHN L. HENDRIX                         Officer (Principal Financial
                                                         Officer and Principal Accounting
                                                                     Officer)

                 /s/DAVID M. CORNELL                           Chairman of the Board          November 18, 1999
------------------------------------------------------
                   DAVID M. CORNELL

                  /s/PETER A. LEIDEL                                 Director                 November 18, 1999
------------------------------------------------------
                   PETER A. LEIDEL

                 /s/ARLENE R. LISSNER                                Director                 November 18, 1999
------------------------------------------------------
                  ARLENE R. LISSNER

                   /s/TUCKER TAYLOR                                  Director                 November 18, 1999
------------------------------------------------------
                    TUCKER TAYLOR

                 /s/JAMES H.S. COOPER                                Director                 November 18, 1999
------------------------------------------------------
                  JAMES H. S. COOPER

                 /s/ANTHONY R. CHASE                                 Director                 November 18, 1999
------------------------------------------------------
                   ANTHONY R. CHASE

             /s/CAMPBELL A. GRIFFIN, JR.                             Director                 November 18, 1999
------------------------------------------------------
               CAMPBELL A. GRIFFIN, JR.